UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 6, 2008

INTERNATIONAL RECTIFIER CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	1-7935	95-1528961
(State or other jurisdiction	(Commission File Number)	(I.R.S. Employer Identification No.)
of incorporation or organization)

233 Kansas Street
El Segundo, California	90245
(Address of principal executive offices)	(Zip Code)

(310) 726-8000

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 1 – Registrant’s Business and Operations

Item 1.01 Entry into a Material Definitive Agreement.

On February 6, 2008, International Rectifier Corporation (the “Company”) and Oleg Khaykin entered into an employment agreement (“Employment Agreement”), providing for Mr. Khaykin to become the Registrant’s President and Chief Executive Officer commencing  March 1, 2008.  A copy of the Employment Agreement  is attached hereto as Exhibit 10.1.

The Employment Agreement has a three year term, with annual renewals for up to four additional years unless either party provides timely written notice of nonrenewal. Under the Employment Agreement, the Company has agreed to appoint Mr. Khaykin to the Company’s Board of Directors promptly following March 1, 2008.  In connection with any expiration of the term of Mr. Khaykin’s Board seat during his period of employment with the Company, the Company has agreed to re-nominate Mr. Khaykin to the Board at the related annual meeting of the Company’s stockholders.

The Employment Agreement provides that Mr. Khaykin’s base salary shall be $750,000 annually and that Mr. Khaykin will have a target annual incentive bonus opportunity equal to 100% of his base salary.  The actual bonus amount for any fiscal year will be determined by the Compensation Committee of the Company’s Board of Directors (“Compensation Committee”) based on performance targets and objectives, and actual performance against those targets and objectives, as determined in good faith by the Compensation Committee.  Mr. Khaykin’s incentive bonus opportunity for fiscal 2008 will be pro-rated based on the portion of the year Mr. Khaykin is employed by the Company.  In addition, Mr. Khaykin will receive a one-time signing bonus equal to $575,000 less the amount of the fiscal 2007 bonus he receives from his current employer.  Mr. Khaykin will also be entitled to reimbursement for relocation expenses up to a maximum of $150,000, reimbursement for legal fees incurred in negotiating the Employment Agreement up to a maximum of $15,000, four weeks vacation, Company-paid supplemental life and long-term disability insurance, and participation in the Company’s benefit plans available to its senior executives generally.

The Employment Agreement provides that Mr. Khaykin is entitled to the following equity-based award grants from the Company.  These awards will be granted under the Company’s 2000 Incentive Plan.  The awards will be granted on the third trading day on the New York Stock Exchange that follows the day on which the Company is again current in its financial statement reporting obligations to the Securities and Exchange Commission.

•                  An award of stock options covering 750,000 shares of the Company’s common stock, with a per-share exercise price equal to the closing market price of a share of the Company’s common stock on the date of grant.  The maximum term of the option will be five years and the option will generally be scheduled to vest, subject to Mr. Khaykin’s continued employment, in annual installments over five years from the date Mr. Khaykin commences employment.

•                  An award of restricted stock units covering 250,000 shares of the Company’s common stock.  The restricted stock units will be paid, upon vesting, in an equal number of shares of the Company’s common stock and will be scheduled to vest, subject to Mr. Khaykin’s continued employment, in annual installments over five years from the date Mr. Khaykin commences employment.

The foregoing awards are intended to satisfy the Company’s obligation to grant equity incentive awards to Mr. Khaykin for the initial four years of his employment and the parties do not anticipate that additional equity incentive awards will be granted during such period.

If a change in control of the Company or certain terminations of Mr. Khaykin’s employment occur before the grant of these awards, Mr. Khaykin’s right to the stock option grant will terminate and, instead, the number of shares subject to the restricted stock unit award will increase to (x) 375,000 if the event occurs within six months after Mr. Khaykin’s employment commencement date, or (y) 500,000 if the event occurs more than six months after Mr. Khaykin’s employment commencement date.  In certain circumstances, the Company will award such restricted stock units in connection with that event and has the right to make a cash payment in settlement of the award based on the then fair market value of the Company’s common stock.

In the event the Company terminates Mr. Khaykin’s employment other than for “cause” or in the event Mr. Khaykin terminates employment for “good reason” (as these terms are used in the Employment Agreement), Mr. Khaykin will be entitled to a severance benefit from the Company equal to one and one-half times his annual base salary and annual target bonus paid in a series of installment payments over 18 months, 18 months accelerated vesting of his stock option and restricted stock unit awards (with vesting calculated on a monthly as opposed to annual basis), the maximum of one year following his termination date to exercise his vested stock options, and 18 months’ continued medical plan coverage.  If such a termination of employment occurs within two months prior to or two years after a change in control of the Company, the cash severance benefit will increase to two times Mr. Khaykin’s annual base salary and annual target bonus and his stock options and restricted stock units will vest in full.  A change in control also results in the cash severance being paid in a lump sum instead of installment payments.  In addition, the Company will provide a tax “gross-up” benefit for Mr. Khaykin in the event any of his benefits are subject to excise taxes under Sections 280G and/or 4999 of the Internal Revenue Code in connection with a change in control of the Company to put Mr. Khaykin in the same position as though those benefits had not been subject to those excise taxes, unless a reduction in his benefits by an amount up to 15% of the total benefits would avoid such excise taxes.  Mr. Khaykin will be required to provide a release of claims in order to receive any severance benefits in connection with a termination of his employment.

The foregoing description of the Employment Agreement is not complete and is qualified in its entirety by reference to the actual Employment Agreement filed as Exhibit 10.1 hereto.

Section 5 – Corporate Governance and Management

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

 (b)   Commencing March 1, 2008, Donald R. Dancer, who has been serving as the Company’s acting Chief Executive Officer will no longer be serving in that capacity.  The Company anticipates that Mr. Dancer will remain with the Company in a senior capacity and will be actively involved in ensuring a smooth transition.

 (c)   The Board of Directors of the Company has appointed Oleg Khaykin, 43 years of age, to serve as President and Chief Executive Officer of the Company commencing March 1, 2008.

In connection with Mr. Khaykin’s appointment, on February 6, 2008, Mr. Khaykin and the Company entered into the Employment Agreement described in the response to Item 1.01 above, which information is incorporated in this Item 5.02(c) by this reference.  The initial term of Mr. Khaykin’s employment is three years, as set out in more detail in Item 1.01, above.

Mr. Khaykin, has served most recently as the Chief Operating Officer of Amkor Technology, Inc. (“Amkor”).  Prior to joining Amkor as Executive Vice President of Strategy and Business Development in 2003, Mr. Khaykin was Vice President of Strategy and Business Development at Conexant Systems Inc. and its spin-off Mindspeed Technologies Inc, where he held positions of increasing responsibilities from 1999 to 2003.  Prior to his service with Conexant, he was with The Boston Consulting Group, a leading international strategy and general management consulting firm, where he worked with many European and US firms on a broad range of business and management issues.  Mr. Khaykin has served on the Board of Directors of Zarlink Semiconductor Inc. since November 2007.

There are no family relationships between Mr. Khaykin and the directors or executive officers of Company and, other than as disclosed herein, there are no arrangements or understandings between Mr. Khaykin and any other person pursuant to which he was selected as an officer.

(e)      Information regarding Mr. Khaykin’s compensatory arrangements is contained in the response to Item 1.01  above, which information is incorporated in this Item 5.02(e) by this reference.

Item 7.01.           Regulation FD Disclosure.

On February 7, 2008, the Registrant has issued a press release describing the appointment of Oleg Khaykin as President and Chief Executive Officer commencing March 1, 2008.  A copy of the Registrant’s press release is attached as Exhibit 99.1 and incorporated herein by reference.

The information in this Item 7.01 of this report on Form 8-K, including Exhibit 99.1, will not be treated as filed for the purposes of Section 18 of the Securities Exchange Act of 1934 (the “Exchange Act”) or otherwise subject to the liabilities of that section. This information will not be incorporated by reference into a filing under the Securities Act of 1933, or into another filing under the Exchange Act, unless that filing expressly refers to specific information in this report.  The furnishing of the information in this Item 7.01 of this report is not intended to and does not, constitute a representation that such furnishing is required by Regulation FD or that the information in this Item 7.01 is material investor information that is not otherwise publicly available.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits

Exhibit Number	Description
10.1	Employment Agreement, dated February 6, 2008, between International Rectifier Corporation and Oleg Khaykin.
99.1	Press Release of International Rectifier Corporation, dated February 7, 2008, regarding the appointment of Oleg Khaykin as President and Chief Executive Officer.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

INTERNATIONAL RECTIFIER
CORPORATION

Date: February 11, 2008	By	/s/ Donald R. Dancer
Donald R. Dancer,
Chief Executive Officer (acting), Secretary and General Counsel

EXHIBIT INDEX

Exhibit	Description
10.1	Employment Agreement, dated February 6, 2008, between International Rectifier Corporation and Oleg Khaykin.
99.1	Press Release of International Rectifier Corporation, dated February 7, 2008, regarding the appointment of Oleg Khaykin as President and Chief Executive Officer.